EXHIBIT  10.10

                                 June 14, 1996

Mr. Peter Vanderveen
4700 Great Oak Lane
Harrisburg, PA  17110

                     Agreement Related to Early Retirement

Dear Pete:

       It is my understanding that you have elected to take voluntary early retirement from your position as President and Chief Operating Officer of Super Rite Foods, Inc. ("Super Rite") effective May 24, 1996. In keeping with our recent discussions, we have agreed to enter into this letter agreement to memorialize certain understandings we have reached in connection with your early retirement, and to confirm certain additional retirement benefits that will be provided to you in recognition of your many years of valuable service to Super Rite.

    Recitals.

       (a) This letter agreement (the "Agreement") is intended to document the agreement reached between you (the "Executive") and Richfood Holdings, Inc. ("Richfood" and together with the Executive, the "parties") in connection with the Executive's decision to retire from his positions with Super Rite effective May 24, 1996.

       (b) Each reference in this Agreement to "Richfood" shall include Richfood Holdings, Inc., and any of its current or former divisions, parents, direct or indirect subsidiaries (including, without limitation, Super Rite), affiliates, shareholders, owners, officers, directors, employees, servants, attorneys, agents, representatives, predecessors, successors and assigns.

       (c) Each reference in this Agreement to the "Executive" shall include Peter Vanderveen and any of his executors, administrators, heirs, beneficiaries, successors and assigns.

       (d) The Executive has been employed as President and Chief Operating Officer of Super Rite pursuant to an Employment Agreement dated October 13, 1995 (the "Employment Agreement") and a Deferred Compensation Agreement, dated as of January 4, 1988 (the "Deferred Compensation Agreement" and together with the Employment Agreement, the "Arrangement"). Except as specifically provided in this Agreement, the terms of this Agreement shall supersede the terms of the Arrangement.

       (e) The Executive and Richfood desire to resolve any and all issues relating to the Executive's voluntary early retirement from Super Rite on mutually satisfactory terms. These terms are intended to recognize the Executive's valuable service to Super Rite and to protect and promote Richfood's legitimate business interests.

    Early Retirement.

       The Executive hereby notifies Super Rite of his decision to retire from Super Rite, and to resign as President and Chief Operating Officer of Super Rite Corporation, Super Rite and all of their respective subsidiaries, in each case effective as of May 24, 1996 (the "Retirement Date").

    Maintenance of Confidentiality and Noncompetition Agreement.

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       (a) As set forth above, the parties acknowledge that the terms of this
Agreement shall supersede all of the terms of the Arrangement except as specifically provided herein. The parties hereby agree that the provisions of paragraphs 4 and 5 of the Employment Agreement, as hereinafter amended (the "Surviving Paragraphs"), shall continue in full force and effect after the Retirement Date. The Surviving Paragraphs are hereby incorporated in this Agreement by reference.

       (b) With respect to paragraph 5 of the Employment Agreement, the Executive and Richfood agree that the definition of the "Restriction Period" as set forth in paragraph 5.1 of the Employment Agreement is hereby redefined to include and be limited to the twelve (12) month period following the Retirement Date.

                     (i) The Executive acknowledges that the restrictions contained in paragraph 5 of the Employment Agreement, as amended herein, are reasonable and that Richfood has a legitimate interest in preventing him from engaging in the activities specified in such paragraph 5; and

                     (ii) The Executive acknowledges that, in the event he decides to pursue some form of employment notwithstanding his retirement from Super Rite, he will reasonably be able to earn a livelihood without violating the terms of paragraph 5 of the Employment Agreement, as amended herein.

       (c) The Executive specifically agrees to comply with the provisions, as amended, of the Surviving Paragraphs of the Employment Agreement as set forth in this Section.

    Payment of Remaining Compensation; Enhanced Deferred Compensation.

       (a) In connection with his retirement from Super Rite, the Executive shall be entitled to payment of his earned and unpaid salary through the Retirement Date, additional salary payments in lieu of his accrued and unused vacation through the Retirement Date and any other previously vested benefit or right under Richfood's employee benefit plans. The Executive understands that as a term of his retirement he waives any claims to any payments or benefits from Richfood other than those described in this Agreement. The Executive further understands that all amounts payable hereunder shall be subject to applicable withholding taxes and other applicable deductions.

       (b) In addition to the foregoing and in light of the Executive's many years of valuable service to Super Rite, Richfood agrees that the Executive shall be entitled to a vested benefit under the Deferred Compensation Agreement as if the Executive had retired after having attained age 65 and completed 20 years of service with Super Rite.

    Mutual Waiver, Release and Covenant Not to Sue.

       As is customary in agreements relating to retirement, the parties desire to memorialize their understanding that each will hold the other completely harmless with respect to matters that occurred prior to the Retirement Date.

Accordingly, the parties have agreed as follows:

       (a) (i) The Executive acknowledges that there are laws and regulations prohibiting employment discrimination including Title VII, The Civil Rights Act of 1964, as amended, and the Age Discrimination and Employment Act, as amended, as well as other federal and state executive orders, statutes and regulations regulating employment. By signing this Agreement, the Executive forever waives, releases and covenants not to sue Richfood with respect to any and all claims against Richfood of any kind or nature whatsoever arising from any events that have occurred up to the date the Executive executes this Agreement or arising from or relating in any way to the Executive's employment with Richfood and his decision to retire, whether such claims are now known or later discovered. The Executive specifically acknowledges that this waiver and release includes, but is not limited to, any claims which could be brought under the employment discrimination laws set forth above.

                     (ii)  The Executive acknowledges that there is a risk that after this Agreement is executed he may discover, incur or suffer from claims which were unknown or unanticipated at the time this Agreement is executed, including, but not limited to, any claims arising from or relating to his employment with Richfood or his decision to retire, which, if known at the time this Agreement is executed, could have materially affected his decision to execute this Agreement. The Executive acknowledges that he is assuming the risk of such unknown and unanticipated claims and agrees that this Agreement applies to any and all such claims.

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       b. (i) By signing this Agreement, Richfood forever waives, releases and covenants not to sue the Executive with respect to any and all claims against the Executive of any kind or nature whatsoever arising from any events that have occurred up to the date Richfood executes this Agreement or arising from or relating in any way to the Executive's employment with Richfood, whether such claims are now known or later discovered. Richfood acknowledges that there is a risk that after this Agreement is executed it may discover, incur or suffer from claims which were unknown or unanticipated at the time this Agreement is executed which, if known at the time this Agreement is executed, could have materially affected Richfood's decision to execute this Agreement. Richfood acknowledges that it is assuming the risk of such unknown and unanticipated claims and agrees that this Agreement applies to any and all such claims.

                     (ii)  Without limiting the generality of the foregoing, and provided that the Executive complies with all provisions of the Surviving Paragraphs, Richfood waives any right it has or may ever have to terminate the Executive's payments under the Deferred Compensation Agreement. In addition, and except as may be limited by applicable law, from the Retirement Date and for a period of three years thereafter, Richfood shall cause Super Rite to maintain all rights of indemnification existing in favor of the Executive on terms no less favorable than those provided in the certificate of incorporation and by-laws of Super Rite on the Retirement Date.

    Construction of Agreement.

       (a) The Executive and Richfood agree that this Agreement contains all of the promises and covenants made by them with respect to its subject matter, and any and all prior understandings and agreements between them have merged herein or cancelled by the mutual agreement of the parties, except for the Surviving Paragraphs of the Employment Agreement as set forth herein.

       (b) Any waiver of a breach of this Agreement will not constitute a waiver of a future breach, whether of a similar or dissimilar nature.

       (c) This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without any presumption or construction against the party causing the Agreement to be drafted.

       (d) If any provision of this Agreement is held invalid, such invalidity will not invalidate the entire Agreement, and the remainder of the Agreement will not be affected.

       (e) The Executive acknowledges and agrees that Richfood is not undertaking to advise him with respect to the tax consequences of this Agreement and that he is solely responsible for determining those consequences.

    Employment References.

       Upon receipt of a request for an employment reference or employment verification for the Executive, Richfood shall verify only the Executive's position and dates of employment unless authorized by the Executive to provide additional information.

       If the foregoing accurately reflects your understanding of our agreement in connection with your retirement, please execute the enclosed copy of this Agreement and return it to me at your earliest convenience.

       Again, thank you for your extraordinary service to Super Rite, and good luck in your future endeavors.

                                            Very truly yours,

                                            RICHFOOD HOLDINGS, INC.

                                      -38-

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                                          By:  /s/ JOHN E. STOKELY

                                                   John E. Stokely

                           President & Chief Operating

                                                   Officer

Agreed to and executed as of June 14, 1996:

/s/ PETER VANDERVEEN

    Peter Vanderveen

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